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NEWS	September 26, 2022

Celeste Mastin Appointed H.B. Fuller President and CEO, Succeeding Jim Owens Upon His Retirement

Appointment Effective December 4, 2022

Transition Culminates a Multi-Year Succession Planning Process

ST. PAUL, Minn. – H.B. Fuller Company (NYSE: FUL) announced today that Celeste Mastin, Executive Vice President and Chief Operating Officer, will succeed Jim Owens as H.B. Fuller’s President and Chief Executive Officer, effective December 4, 2022. Upon assuming the role, Mastin will also join the Company's Board of Directors, replacing Owens, who will be retiring.

“It has been a privilege to serve as CEO of H.B. Fuller, and I am very proud of all that we have accomplished as a team over the last 12 years,” said Jim Owens, President and CEO. “With a proven value-creation strategy, experienced leadership team in place, and positive momentum, this is the opportune time to transition the Company’s leadership.”

Owens added, “Celeste is an outstanding leader and ideal fit with H.B. Fuller’s entrepreneurial, customer-focused, global culture. She brings strategic insights, continuity of leadership, and a strong record of delivering exceptional results. I am confident the Company will excel and reach new levels of financial and operational performance under her leadership.”

“I would like to thank Jim and the Board for the opportunity to lead this fantastic company and the many exceptional team members who work for H.B. Fuller,” said Mastin. “H.B. Fuller has a rich history of innovating to create unique products to meet our customers’ most-challenging needs and has become the world’s leading pure-play adhesives company. We have a winning strategy, tremendous talent and leadership, and the entrepreneurial culture that will continue this legacy. I believe strongly in our strategy and vision and I will remain focused on expanding on these strengths to accelerate organic growth and enhance the Company’s margin profile to achieve our strategic goals and reach our full potential.”

“On behalf of the entire Board, I would like to thank Jim Owens for his strong and tireless leadership of H.B. Fuller for the past 12 years and congratulate him on his retirement,” said Lee Mitau, Chairman of the Board. “Under Jim’s leadership, the Company has tripled in both revenue and market value as the Company shifted its portfolio towards more highly specified, higher growth market segments, such as electronics, solar, and electric vehicles. There is no question the Company will continue to benefit from Jim’s indelible contributions as CEO. We wish him and his family well in the years ahead.”

Mitau continued, “The Board has full confidence that Celeste is the right leader to continue to advance our strategy and keep moving H.B. Fuller forward. Celeste was hired into the COO role based on her wealth of experience leading complex, global businesses, and her qualifications and abilities to assume the role of CEO. Her appointment culminates a multi-year process to identify the best candidate to succeed Jim. We look forward to welcoming Celeste onto the Board and working with her to continue to execute the Company’s proven strategy and further accelerate shareholder value creation.”

About Celeste Mastin:

Celeste Mastin currently serves as Executive Vice President and Chief Operating Officer of H.B. Fuller. She has more than 30 years’ experience in manufacturing and distribution with a successful track record of guiding companies’ growth through innovation, service improvement, global expansion, and acquisition.

Prior to joining H.B. Fuller, Mastin served as CEO of PetroChoice Lubrication Solutions, one of the largest distributors of petroleum lubrication solutions in the United States. Prior to that, she held CEO roles at Distribution International, Inc. and MMI Products, Inc. (a division of Oldcastle), and she served in senior leadership roles at Ferro Corporation and Bostik Adhesives, now owned by Arkema. Mastin began her career at Shell Chemical Co. She currently serves on the board of directors of Granite Construction, Inc. (NYSE: GVA).

Mastin earned her MBA from the University of Houston and her BS in Chemical Engineering from Washington State University.

About H.B. Fuller Company:

Since 1887, H.B. Fuller has been a leading global adhesives provider focusing on perfecting adhesives, sealants and other specialty chemical products to improve products and lives. With fiscal 2021 net revenue of $3.3 billion, H.B. Fuller’s commitment to innovation and sustainable adhesive solutions brings together people, products and processes that answer and solve some of the world's biggest challenges. Our reliable, responsive service creates lasting, rewarding connections with customers in electronics, disposable hygiene, medical, transportation, aerospace, clean energy, packaging, construction, woodworking, general industries and other consumer businesses. And, our promise to our people connects them with opportunities to innovate and thrive. For more information, visit us at https://www.hbfuller.com.

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